EXHIBIT 99.1

Yelp Reports Second Quarter 2021 Financial Results

Second quarter Net revenue grew 52% year over year to $257 million, resulting in a positive Net income of
$4 million

Adjusted EBITDA increased by 473% year over year to a record $64 million

Raises full year outlook to $1.01 billion to $1.03 billion of Net revenue and $200 million to $220 million of Adjusted EBITDA1

Board of Directors authorized $250 million increase to stock repurchase program

SAN FRANCISCO--(BUSINESS WIRE)--August 5, 2021--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the second quarter ended June 30, 2021 in the Q2 2021 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“The Yelp of 2021 looks very different than it did when we began implementing our strategic initiatives in 2019, as we continue to connect consumers with local businesses through trusted content and reviews,” said Jeremy Stoppelman, Yelp co-founder and CEO. “We elevated the pace of product innovation, and made significant progress on our plan to drive advertising revenue growth from our Services categories as well as our Self-serve and Multi-location channels. This consistent execution of our multi-year strategy has transformed Yelp into a structurally stronger business.”

“Our strong second quarter results give us the confidence to raise our full-year outlook,” said David Schwarzbach, Yelp’s CFO. “We achieved 52% year-over-year revenue growth and record Adjusted EBITDA, even as we invested behind our initiatives. We continue to see a broad set of opportunities to drive significant returns and shareholder value in the long term.”

1 Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the second quarter financial results and outlook for the third quarter and full year of 2021. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance and opportunities to drive significant returns and shareholder value in the long term, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•fluctuations in the number of COVID-19 cases, the pace at which vaccinations are administered in the United States, and the timeframe for the lifting of COVID-19-related shelter-in-place orders and business restrictions;
•the pace of reopening and recovery by local economies and economic recovery in the United States generally;
•Yelp’s ability to maintain and expand its base of advertisers, particularly as many businesses continue to face operating restrictions in connection with the COVID-19 pandemic and other constraints;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$558,227	$595,875
Accounts receivable, net	101,542	88,400
Prepaid expenses and other current assets	29,413	28,450
Total current assets	689,182	712,725
Property, equipment and software, net	92,627	101,718
Operating lease right-of-use assets	143,617	168,209
Goodwill	107,630	109,261
Intangibles, net	12,095	13,521
Restricted cash	1,027	665
Other non-current assets	59,066	48,848
Total assets	$1,105,244	$1,154,947

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$106,190	$87,760
Operating lease liabilities — current	47,858	51,161
Deferred revenue	5,175	4,109
Total current liabilities	159,223	143,030
Operating lease liabilities — long-term	134,448	148,935
Other long-term liabilities	8,109	8,448
Total liabilities	301,780	300,413

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,464,490	1,398,248
Treasury stock	(4,250)	(2,964)
Accumulated other comprehensive loss	(8,378)	(6,807)
Accumulated deficit	(648,398)	(533,943)
Total stockholders' equity	803,464	854,534
Total liabilities and stockholders' equity	$1,105,244	$1,154,947

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenue	$257,188	$169,030	$489,284	$418,931

Costs and expenses:
Cost of revenue (1)	17,993	11,825	32,867	28,672
Sales and marketing (1)	113,641	96,289	226,550	233,586
Product development (1)	68,695	53,969	136,687	121,082
General and administrative (1)	45,095	26,402	76,956	69,938
Depreciation and amortization	12,833	12,582	25,916	24,940
Restructuring	12	3,312	32	3,312
Total costs and expenses	258,269	204,379	499,008	481,530
Loss from operations	(1,081)	(35,349)	(9,724)	(62,599)
Other income, net	542	495	1,247	2,878
Loss before income taxes	(539)	(34,854)	(8,477)	(59,721)
Benefit from income taxes	(4,751)	(10,864)	(6,893)	(20,228)
Net income (loss) attributable to common stockholders	$4,212	$(23,990)	$(1,584)	$(39,493)

Net income (loss) per share attributable to common stockholders
Basic	$0.06	$(0.33)	$(0.02)	$(0.55)
Diluted	$0.05	$(0.33)	$(0.02)	$(0.55)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	74,807	72,413	75,025	71,980
Diluted	78,983	72,413	75,025	71,980

(1) Includes stock-based compensation expense as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$1,094	$943	$2,202	$1,986
Sales and marketing	8,441	7,302	16,838	14,998
Product development	20,674	16,827	41,427	34,582
General and administrative	10,650	5,513	19,637	10,769
Total stock-based compensation	$40,859	$30,585	$80,104	$62,335

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net loss	$(1,584)	$(39,493)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,916	24,940
Provision for doubtful accounts	7,240	21,897
Stock-based compensation	80,104	62,335
Noncash lease cost	20,712	20,984
Deferred income taxes	(7,755)	(14,263)
Asset impairment	11,164	—
Other adjustments, net	386	876
Changes in operating assets and liabilities:
Accounts receivable	(20,382)	12,910
Prepaid expenses and other assets	88	604
Operating lease liabilities	(22,489)	(22,520)
Accounts payable, accrued liabilities and other liabilities	15,707	(11,021)
Net cash provided by operating activities	109,107	57,249

Investing Activities
Sales and maturities of marketable securities — available-for-sale	—	290,395
Purchases of marketable securities — held-to-maturity	—	(87,438)
Maturities of marketable securities — held-to-maturity	—	93,200
Purchases of property, equipment and software	(13,286)	(17,004)
Other investing activities	90	328
Net cash (used in) provided by investing activities	(13,196)	279,481

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	15,587	10,808
Taxes paid related to the net share settlement of equity awards	(34,824)	(12,557)
Repurchases of common stock	(114,157)	—
Other financing activities	—	(356)
Net cash used in financing activities	(133,394)	(2,105)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	197	(340)

Change in cash, cash equivalents and restricted cash	(37,286)	334,285
Cash, cash equivalents and restricted cash — Beginning of period	596,540	192,318
Cash, cash equivalents and restricted cash — End of period	$559,254	$526,603

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and impairment charges; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results.
The following is a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2019
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$4,212	$(5,796)	$(23,990)	$12,303
(Benefit from) provision for income taxes	(4,751)	(2,142)	(10,864)	3,785
Other income, net	(542)	(705)	(495)	(3,891)
Depreciation and amortization	12,833	13,083	12,582	12,240
Stock-based compensation	40,859	39,245	30,585	30,452
Restructuring	12	20	3,312	—
Asset impairment(1)	11,164	—	—	—
Adjusted EBITDA	$63,787	$43,705	$11,130	$54,889

Net revenue	$257,188	$232,096	$169,030	$246,955
Net income (loss) margin	2%	(2)%	(14)%	5%
Adjusted EBITDA margin	25%	19%	7%	22%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.